Filed Pursuant to Rule 424(b)(3)
Registration No. 333-229490

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED FEBRUARY 13, 2019

Seelos Therapeutics, Inc.
15,963,034 Shares of Common Stock

This Prospectus Supplement No.1 (this "Prospectus Supplement") updates and supplements the prospectus dated February 13, 2019 (the "Prospectus") relating to the offering and resale by the selling stockholders identified in the Prospectus of up to 15,963,034 shares of our common stock, par value $0.001 per share ("Common Shares"). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement is being filed to update and supplement the information in the prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2019 (the "Current Report"), which is incorporated by reference into this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

You should read this Prospectus Supplement, the Prospectus and any other applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Investing in our Common Shares involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" contained on page 4 of the Prospectus, any applicable prospectus supplement and in any applicable free writing prospectuses, and under similar headings in the documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 7, 2019.

SUMMARY

As disclosed in the Current Report, effective March 7, 2019, those certain Series A Warrants to Purchase Common Stock issued by us on January 31, 2019 (the "Series A Warrants") and those certain Series B Warrants to Purchase Common Stock issued by us on January 31, 2019 (the "Series B Warrants") were amended to, among other things, change the definitions of "End Reset Date," "End Reset Measuring Date," "Interim Reset Date," "Reset Period" and "Reset Price."

The second paragraph under the heading "Summary - Private Placement of Common Shares and Warrants - Series A Warrants" beginning on page 2 of the Prospectus is hereby amended and restated to reflect the amendment to the Series A Warrants and the Series B Warrants as set forth below:

"Additionally, on each of February 27, 2019 and March 7, 2019 (each, a "Reset Date"), the exercise price will be adjusted to be the lesser of (i) the exercise price then in effect and (ii) 125% of (a) with respect to the February 27, 2019 Reset Date, 80% of the average of the five lowest volume-weighted average trading prices of a Common Share as quoted on Nasdaq during the period from February 14, 2019 through February 27, 2019 and (b) with respect to the March 7, 2019 Reset Date, $1.3389 (each of (a) and (b), the "Reset Price") and the number of Common Shares issuable upon exercise of the Series A Warrants will be proportionally increased accordingly, provided that we shall in no event issue Common Shares pursuant to the exercise of the Warrants, in the aggregate, in excess of 15,963,030 (the "Warrant Issuance Cap"). In the event that we are unable to issue Common Shares pursuant to an exercise of Warrants due to the application of the Warrant Issuance Cap, we will pay to the exercising holder an amount in cash per share equal to the difference between the last closing trade price of Common Shares and the applicable exercise price, to the extent not previously paid to us."

The first paragraph under the heading "Summary - Private Placement of Common Shares and Warrants - Series B Warrants" beginning on page 3 of the Prospectus is hereby amended and restated to reflect the amendment to the Series A Warrants and the Series B Warrants as set forth below:

"The Series B Warrants have an exercise price of $0.001, were immediately exercisable upon issuance and will expire on the day following the later to occur of (i) the Reservation Date, and (ii) the date on which the Series B Warrants have been exercised in full (without giving effect to any limitation on exercise contained therein) and no shares remain issuable thereunder. The Series B Warrants are initially exercisable for no Common Shares. On each Reset Date, the number of Common Shares issuable upon exercise of the Series B Warrants shall be increased to the number (if positive) obtained by subtracting (i) 1,829,406 from (ii) the quotient determined by dividing (a) the pro rata portion of the purchase price paid by such holder pursuant to the SPA by (b) the applicable Reset Price, provided that we shall in no event issue Common Shares pursuant to the exercise of the Warrants, in the aggregate, in excess of the Warrant Issuance Cap. In the event that we are unable to issue Common Shares pursuant to an exercise of Warrants due to the application of the Warrant Issuance Cap, we will pay to the exercising holder an amount in cash per share equal to the difference between the last closing trade price of Common Shares and the applicable exercise price, to the extent not previously paid to us."

The third paragraph under the heading "Description of Capital Stock - Outstanding Warrants" beginning on page 37 of the Prospectus is hereby amended and restated to reflect the amendment to the Series A Warrants and the Series B Warrants as set forth below:

"Additionally, on each Reset Date, the exercise price will be adjusted to be the lesser of (i) the exercise price then in effect and (ii) 125% of the applicable Reset Price and the number of Common Shares issuable upon exercise of the Series A Warrants will be proportionally increased accordingly, provided that we shall in no event issue Common Shares pursuant to the exercise of the Warrants, in the aggregate, in excess of the Warrant Issuance Cap. In the event that we are unable to issue Common Shares pursuant to an exercise of Warrants due to the application of the Warrant Issuance Cap, we will pay to the exercising holder an amount in cash per share equal to the difference between the last closing trade price of Common Shares and the applicable exercise price, to the extent not previously paid to us."

The seventh paragraph under the heading "Description of Capital Stock - Outstanding Warrants" beginning on page 37 of the Prospectus is hereby amended and restated to reflect the amendment to the Series A Warrants and the Series B Warrants as set forth below:

"The Series B Warrants have an exercise price of $0.001, were immediately exercisable upon issuance and will expire on the day following the later to occur of (i) the Reservation Date, and (ii) the date on which the Series B Warrants have been exercised in full (without giving effect to any limitation on exercise contained therein) and no shares remain issuable thereunder. The Series B Warrants are initially exercisable for no Common Shares. On each Reset Date, the number of Common Shares issuable upon exercise of the Series B Warrants shall be increased to the number (if positive) obtained by subtracting (i) 1,829,406 from (ii) the quotient determined by dividing (a) the pro rata portion of the purchase price paid by such holder pursuant to the SPA by (b) the applicable Reset Price. In the event that we are unable to issue Common Shares pursuant to an exercise of Warrants due to the application of the Warrant Issuance Cap, we will pay to the exercising holder an amount in cash per share equal to the difference between the last closing trade price of Common Shares and the applicable exercise price, to the extent not previously paid to us."